SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2005

FLAG FINANCIAL CORPORATION
(Exact name of Registrant as Specified in Charter)

Georgia	000-24532	58-2094179
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3475 Piedmont Road, N.E., Suite 550
(Address of Principal Executive Offices)

(404) 760-7700
Registrant’s telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Flag Financial Corporation (“Flag”) has initiated a repositioning of its balance sheet designed to further reduce its exposure to an anticipated continued increase in interest rates and to improve Flag’s net interest margin and net interest income levels.

Specifically, Flag plans to dispose of approximately $68.5 million of available-for-sale, fixed-rate investment securities with an average yield of 4.00% and an average life of 2.6 years. Approximately $65 million of proceeds will be reinvested in securities yielding approximately 5.25% with an average life of 3.0 years. As a result of this repositioning, Flag expects to recognize an after-tax charge to earnings of approximately $738,000 (or $0.06 per diluted share) in the fourth quarter of 2005, which Flag anticipates recovering through earnings over approximately the next 1.5 years.

While this action will result in a current charge to earnings, management believes the end result will be an expanded net interest margin, an improved interest rate risk position, increased profitability and enhanced shareholder value. Shareholders’ equity is unlikely to change materially, as the decrease in the value of the existing investments is currently reflected in “accumulated other comprehensive income.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FLAG FINANCIAL CORPORATION

DATE: December 21, 2005	By:	/s/ J. Daniel Speight
J. Daniel Speight
Vice Chairman, Chief Financial Officer and Secretary